As filed with the Securities and Exchange Commission on July 5, 2016

Registration No. 333- 205523

Registration No. 333- 205524

Registration No. 333- 205525

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-205523

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-205524

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-205525

UNDER

THE SECURITIES ACT OF 1933

AVENUE FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	20-5556885
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 10th Avenue South, Suite 400, Nashville TN	37203
(Address of principal executive offices)	(Zip Code)

Avenue Financial Holdings, Inc. 2007 Stock Option Plan

Avenue Financial Holdings, Inc. 2012 Restricted Stock Plan for Non-Employee Directors

Avenue Financial Holdings, Inc. 2012 Long Term Incentive Plan

(Full title of the plans)

M. Terry Turner, Chief Executive Officer

Pinnacle Financial Partners, Inc.

150 Third Avenue South, Suite 900

Nashville, TN 37201

Telephone: (615) 744-3700

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Avenue Financial Holdings, Inc. (the “Registrant”):

1.	File No. 333-205523, pertaining to the registration of 361,500 shares of the Registrant’s common stock, no par value (the “Common Stock”), issuable under the Registrant’s 2007 Stock Option Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on July 7, 2015;

2.	File No. 333-205524, pertaining to the registration of 100,000 shares of Common Stock issuable under the Registrant’s 2012 Restricted Stock Plan for Non-Employee Directors, which was filed with the SEC on July 7, 2015; and

3.	File No. 333-205525, pertaining to the registration of 400,000 shares of Common Stock issuable under the Registrant’s 2012 Long Term incentive Plan, which was filed with the SEC on July 7, 2015.

On July 1, 2016, pursuant to an Agreement and Plan of Merger, dated January 28, 2016 (the “Merger Agreement”), by and between the Registrant and Pinnacle Financial Partners, Inc. a Tennessee corporation (“Pinnacle”), Registrant merged with and into Pinnacle, with Pinnacle being the surviving entity (the “Merger”).

As a result of the Merger, the Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration all of such securities of the Registrant registered but unsold under the Registration Statements, if any.

As no securities are being registered herein, the sole purpose being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on July 5, 2016. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

PINNACLE FINANCIAL PARTNERS, INC As successor by merger to Avenue Financial Holdings, Inc.
By:	/s/ Harold R. Carpenter
Harold R. Carpenter
Executive Vice President and Chief Financial Officer